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                                 EXHIBIT 11

                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
          STATEMENTS OF COMPUTATION OF PER SHARE EARNINGS (Unaudited)
                      (Millions, except per share amounts)

                                               For the year ended December 31,
                                              --------------------------------
                                                     1995      1994      1993
                                                 --------  --------  --------
Income (Loss)
-------------
Income (loss) before extraordinary
 item and accounting change                       $ 1,018   $   326   $   (18)
Extraordinary item, net of taxes                        -       (11)      (16)
Cumulative effect of accounting
 change, net of taxes                                   -        (5)        -
                                                 --------  --------  --------

Net income (loss)                                 $ 1,018   $   310   $   (34)
                                                 ========  ========  ========

Weighted Average Shares
-----------------------

Common shares outstanding, net of
 restricted stock                                    90.2      89.1      87.7

Add -  shares assumed to be issued
 under long-term incentive
 (restricted stock), stock
 option and stock purchase
 plans at the average market price                     .9        .6         -
                                                 --------  --------  --------
Primary shares                                       91.1      89.7      87.7
                                                 --------  --------  --------

Add - additional shares assumed to be
 issued under long-term incentive
 (restricted stock), stock option
 and stock purchase plans at the
 quarter-end market price (if
 higher than average market price)                      -        .1       1.4
                                                 --------  --------  --------
Fully diluted shares                                 91.1      89.8      89.1
                                                 ========  ========  ========

Income (Loss) Per Share - Primary
 and Fully Diluted
---------------------------------
Income (loss) before extraordinary
 item and accounting change                       $ 11.18   $  3.63   $  (.20)
Extraordinary item, net of taxes                        -      (.12)     (.18)
Cumulative effect of accounting
 change, net of taxes                                   -      (.06)        -
                                                 --------  --------  --------
Net income (loss)                                 $ 11.18   $  3.45   $  (.38)
                                                 ========  ========  ========


A single presentation of income (loss) per share is made on the Statements of Income because the effects of assuming issuance of common shares under long-term incentive (restrictive stock), stock option and stock purchase plans are either antidilutive or insignificant.